[FINAL]
Amendment to the Amended and Restated LivePerson, Inc. 2018 Inducement Plan

This Amendment (this “Amendment”) of the Amended and Restated LivePerson, Inc. 2018 Inducement Plan, is dated as of December 10, 2024.

WHEREAS, LivePerson, Inc. (the “Company”) maintains the Amended and Restated LivePerson, Inc. 2018 Inducement Plan (the “Plan”); and

WHEREAS, the Board of Directors of the Company deems it to be in the best interest of the Company to amend the Plan to increase the number of shares available for issuance under the Plan by 2,333,333 shares.

NOW, THEREFORE, the Plan shall be amended as follows:

1.Stock Available for Awards. Subsection 4(a)(1) of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

(a)(1) Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to the number of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) that is equal to 15,412,342 shares of Common Stock.

2.Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Amendment to the Plan was duly adopted by the Board of Directors.

LIVEPERSON, INC.

By: /s/ Monica Greenberg
Name: Monica Greenberg
Title: Executive Vice President of Policy and General Counsel